NEWS RELEASE

June 1, 2016

Press Contacts:

Rhonda Little
Marketing Specialist
Phone: 800-880-2212
Email: rlittle@hartmaninvestment.com

Hartman Short Term Income Properties XX, Inc. Acquires Westway One

DALLAS – Hartman Short Term Income Properties XX Inc. (Hartman XX), a Texas-centric Real Estate Investment Trust, announced today that Hartman Westway One, LLC, a subsidiary, purchased the Westway One office building in Irving, TX.

WESTWAY ONE – Westway One is a 165,982 square foot office building located just off Lyndon B. Johnson Freeway and Olympus Boulevard in Irving.  Built in 2001, Westway One is surrounded by over 100 retail shops and restaurants and the building is well-suited to corporate users that value walkable amenities and quick access to freeway transportation routes. Westway One is located within five minutes of DFW Airport via Lyndon B. Johnson Freeway.  An updated lobby, beautiful landscaped campus, large floor plates (55,248 RSF), and structured parking distinguish Westway One from many competitive buildings in the submarket.

“We are pleased to acquire a well located value office property with quality tenancy, outstanding access, long term leases, an accretive yield, and an attractive basis,” said David Wheeler, Chief Investment Officer.

The property is 100% leased to a diverse mix of tenants including Lennar Corporation (NYSE: LEN) with 59,152 RSF and CEC Entertainment with 55,257 RSF.

“Westway One was acquired at a discount to replacement cost and provides our investors a stable stream of rental income with quality tenants,” said Al Hartman, Hartman CEO.

Kurt Cherry, Brittany Ricketts, Shea Byers, & John Dailey with PM Realty Group represented the seller in the transaction and David Wheeler, Russell Turman, and Julian Kwok represented the buyer, Hartman Westway One, LLC.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX Inc. is a Texas-centric REIT which, with this addition to its portfolio, now owns 16 properties in the Dallas/Ft. Worth area, Houston, and San Antonio. For information regarding leasing space at a Hartman property, please contact Lynna Smith at 214-432-3704, and visit www.hi-reit.com. For additional information about Hartman XX, please visit www.HartmanREITs.com, call 800-880-2212, or contact Rick Vitale, CFA directly at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.